Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No.333-269259) on Form S-4, and (Nos. 333-248137, 333-231277, 333-73774, 333-73772, and 333-279724) on Form S-8 of our reports dated March 20, 2026, with respect to the consolidated financial statements of Core Laboratories Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Houston, Texas
March 20, 2026